Exhibit 10.1

SIDE LETTER AGREEMENT

This Side Letter Agreement (this “Side Letter”), is made and entered into as of December 31, 2021, by and among Cushman & Wakefield Global, Inc. (the “Employer”), Cushman & Wakefield plc (together, as the context requires, with the Employer and their respective subsidiaries, affiliates, predecessors, successors and assigns, the “Company”) and Brett White (“Executive”). The Company and Executive are each referred to herein individually as a “Party” and together as the “Parties.” Capitalized terms used and not defined herein shall have the meanings given to such terms in the Employment Agreement (as defined below).

WHEREAS, the Parties entered into that certain Amended and Restated Employment Agreement, dated as of August 27, 2020 (the “Employment Agreement”), which sets forth the terms and conditions governing Executive’s employment with the Company;

WHEREAS, in accordance with the terms of the Employment Agreement, the Parties intend that Executive will incur a Qualifying Resignation, effective as of December 31, 2021 (the “Effective Date”); and

WHEREAS, the Parties now desire to enter into this Side Letter to set forth their understanding with respect to certain terms and conditions upon and following the Qualifying Resignation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Restrictive Covenants. Executive acknowledges and agrees that the rights and obligations set forth in Section 4 of the Employment Agreement (collectively, and as modified herein, the “Restrictive Covenants”) will remain in full force and effect in accordance with all of the terms and conditions thereof, except as expressly set forth in this Section 1.

(a) Extension of Restricted Periods. Notwithstanding any provision of the Employment Agreement or any other agreement between the Parties to the contrary, the Restrictive Covenants shall survive the Effective Date and continue to apply during Executive’s service as a member of the Board of Directors; provided that the Restrictive Covenants set forth in Section 4.1 of the Employment Agreement shall survive the Effective Date and expire on June 30, 2025, regardless of the date that Executive ceases to provide services to the Company (either as an employee or as a member of the Board of Directors).

(b) Outside Activities Exception. Following the Effective Date, Executive shall not be required to obtain the prior written consent of the Board of Directors in order to, and Executive may, provide services in any capacity to a for-profit entity, organization or business other than the Company, (i) so long as such entity, organization or business is not publicly traded and (ii) subject to Executive’s continued compliance with the other provisions set forth in Sections 1.3 and 4 of the Employment Agreement (including, for the avoidance of doubt and without limitation, with respect to any Competing Business or any other entities, organizations, businesses or activities that compete or are competitive with the Company). For the avoidance of doubt, the restrictions set forth in Section 1.3 of the Employment Agreement (as modified by this Section 1(b)) and subject to the limitations of the Restrictive Covenants) shall expire on the earlier to occur of (x) the date that Executive is no longer providing services to the Company, either as an employee or as a member of the Board of Directors, and (y) December 31, 2023.

The Parties acknowledge and agree that the consideration provided to Executive (A) upon the Qualifying Resignation and (B) in Sections 1(b) and 2 of this Side Letter is sufficient consideration for the Restrictive Covenants, as modified herein.

2. No Additional Compensation or Benefits. Except as expressly set forth in Section 3.7 of the Employment Agreement and except for (a) any vested benefits under any Company plans and (b) the continuation of health insurance benefits (i) for the period during which Executive continues to be employed by the Company or (ii) if not so employed, on the terms and to the extent required by COBRA, the Company shall have no additional obligations upon and following the Effective Date with respect to any compensation or benefits payable to Executive, including with respect to any Base Salary and Annual Bonus amounts and severance benefits, except that (x) Executive shall remain eligible to receive any Annual Bonus in respect of calendar year 2021 based on achievement of the performance goals previously established by the Board of Directors (or a committee thereof) for such calendar year, to be paid at the same time as annual bonuses in respect of calendar year 2021 are paid to other senior executives of the Company, and in accordance with Section 2.2 of the Employment Agreement, and (y) if Executive’s service on the Board of Directors continues beyond December 31, 2023, then, commencing on January 1, 2024, Executive shall be entitled to receive any non-employee director compensation and benefits made available to the Company’s other non-employee directors then serving on the Board of Directors in accordance with the Company’s non-employee director compensation program as in effect from time to time. Notwithstanding the foregoing and for the avoidance of doubt, no provision of this Side Letter shall be construed to alter Executive’s eligibility to receive any remaining Equity Grants in accordance with Sections 2.4(a) and 3.7 of the Employment Agreement.

3. General Provisions.

(a) Except as expressly provided herein, the Parties acknowledge and agree that the terms of the Employment Agreement and the Restrictive Covenants shall otherwise remain unchanged, and the Parties shall remain subject to all of the terms and conditions set forth therein. Executive acknowledges and agrees that Executive’s execution of and entry into this Side Letter were voluntary and shall not constitute or provide a basis, in any part, for “Good Reason” under the Employment Agreement or any other agreement between the Parties.

(b) Sections 5.1 through 5.7 and Sections 5.9 through 5.16 of the Employment Agreement are hereby incorporated into this Side Letter by reference thereto, mutatis mutandis. No other agreements or representations with respect to the subject matter hereof have been made by either Party that are not expressly set forth in the Employment Agreement or this Side Letter, and this Side Letter and the Employment Agreement, as modified herein, set forth the entire understanding and agreement between the Parties with respect to the subject matter contained herein. In the event of any conflict between the Employment Agreement or any other agreement between the Parties and this Side Letter, this Side Letter shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Side Letter Agreement as of the date and year first written above.

CUSHMAN & WAKEFIELD GLOBAL, INC.	EXECUTIVE

By: /s/ Brett Soloway	/s/ Brett White
Name: Brett Soloway	Brett White
Title: Director

CUSHMAN & WAKEFIELD PLC

By: /s/ Tim Dattels
Name: Tim Dattels
Title: Lead Director

Side Letter Agreement Signature Page